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                                                                      EXHIBIT 11
                                                                       1997 10-K

PLEXUS CORP.
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS for the year ended September 30, 1997
(In thousands, except per share amounts)





                                                      Primary      Fully Diluted
                                                    ----------     -------------
                Net income                          $  16,400       $    16,400
                Adjustment for preferred
                 stock dividends earned                   211                 -
                                                    ---------       -----------
                Adjusted
                 net income                         $  16,189       $    16,400
                                                    =========       ===========
                Weighted average number of
                 common shares outstanding             13,989            13,989

                Adjustments:
                 Assumed issuances under
                  stock option plan                     1,025             1,340
                 Assumed conversion of
                  preferred stock                           -               462
                                                    ---------       -----------
                                                       15,014            15,791
                                                    =========       ===========
                Net income per common share         $    1.08       $      1.04
                                                    =========       ===========